Exhibit 5.1

December 4, 2012

Prudential Financial, Inc.

751 Broad Street

Newark, New Jersey 07102

Ladies and Gentlemen:

As Vice President and Corporate Counsel of The Prudential Insurance Company of America, I am familiar with the arrangements whereby Prudential Financial, Inc., a New Jersey corporation (the “Company”), has been authorized to issue and sell $500,000,000 aggregate principal amount of its 5.75% Junior Subordinated Notes due 2052 and an additional $75,000,000 aggregate principal amount of the 5.75% Junior Subordinated Notes due 2052 representing the exercise of the over-allotment option by the underwriters (the “Notes”) pursuant to the Company’s Registration Statement on Form S-3 (File Nos. 333-180020, 333-180020-01 and 333-180020-02) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being issued under the Company’s Subordinated Debt Securities Indenture (the “Base Indenture”), dated as of June 17, 2008, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of December 4, 2012, (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

I have examined or caused to be examined under my direction certificates of public officials, and copies, certified or otherwise identified to my satisfaction, of such corporate documents and records of the Company, and such other records, certificates, documents and other instruments, as I have deemed relevant and necessary or appropriate as a basis for this opinion. In addition, I have consulted with certain attorneys in the Company’s Law Department and have relied, to the extent I deemed such reliance proper, upon certificates of officers of the Company with respect to the accuracy of material factual matters that were not independently established.

Upon the basis of such examination, I advise you that, in my opinion:

The issuance and sale of the Notes have been authorized by the Company. The Notes have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization,

Prudential Financial, Inc.

moratorium, fraudulent transfer or other similar laws relating to or affecting enforcement of creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New Jersey and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

As to certain factual matters, I have relied upon certificates of officers of the Company and its subsidiaries and certificates of public officials and other sources believed by me to be responsible; and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Trustee’s certificates of authentication of the Notes have been manually signed by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by me (or members of the Company’s Law Department) are genuine (assumptions that I have not independently verified).

I hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ John M. Cafiero

John M. Cafiero